AMENDMENT NO. 5 TO THE ADMINISTRATION AGREEMENT

     This Amendment No. 5 to the Administration Agreement (this "Amendment") is made effective as of August 3, 2009, by and between Causeway Capital Management Trust, a Delaware business trust (the "Trust") and SEI Investments Global Funds Services (formerly SEI Investments Mutual Funds Services), a Delaware business trust (the "Administrator").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

     WHEREAS, the Trust and the Administrator entered into an Administration Agreement (the "Agreement") dated September 20, 2001, which became effective on the effective date of the Trust's registration statement on October 16, 2001, for an initial term of five years and which was subsequently extended for an additional three-year term;

     WHEREAS, the Trust and the Administrator desire to amend the Agreement to extend the term of the Agreement for an additional three years through October 31, 2012, and thereafter, for successive terms of one year each on the terms and subject to the conditions provided herein;

     NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. SCHEDULE C. Schedule C of the Agreement shall be deleted in its entirety and replaced with the Schedule C attached to this Amendment.

2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3. COUNTERPARTS. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust and the Administrator and each of their respective permitted successors and assigns.

5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules or principles thereof. To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of or rules under the Investment Company Act of 1940, the Securities Act of 1933 or the Securities Exchange Act of 1934, the provisions of such statutes and rules shall control.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CAUSEWAY CAPITAL MANAGEMENT TRUST


By:
    ---------------------------------
Name: Turner Swan
Title: President


SEI INVESTMENTS GLOBAL FUNDS SERVICES


By:
    ---------------------------------
Name: John Alshefski
Title: Senior Vice President

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                                   SCHEDULE C
                         TO THE ADMINISTRATION AGREEMENT
                            AS AMENDED AUGUST 3, 2009
                                     BETWEEN
                        CAUSEWAY CAPITAL MANAGEMENT TRUST
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

FEES: Pursuant to Article 4, Trust shall pay the Administrator the following annual fees (payable monthly), calculated based upon the aggregate average daily net assets ("assets") of the Trust:

        0.06% of the assets not exceeding $1 billion;

        0.05% of the assets exceeding $1 billion but not exceeding $2 billion;

        0.04% of the assets exceeding $2 billion but not exceeding $3 billion;

        0.03% of the assets exceeding $3 billion but not exceeding $4 billion;

        0.02% of the assets exceeding $4 billion.

        This fee schedule is subject to a minimum annual fee of $165,000 for the first Portfolio plus $80,000 for each additional Portfolio plus $20,000 for each additional share class (over two) in each Portfolio.

TERM: This Agreement, as amended, shall remain in effect through October 31, 2012 and, thereafter, for successive terms of one year each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.